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• • • • • • • Expense item USD, millions Research & Development (Non-GAAP)1 $ 330 - 380 Selling, General, and Administrative (Non-GAAP)1 $ 105 - 120 Total Operating Expenses (Non-GAAP) 1 $ 435 - 500 Capital Expenditures $ 280 - 290

Second Quarter 2022 Financial Results Fisker Inc. and Subsidiaries Unaudited Condensed Consolidated Statements of Operations (amounts in thousands, except share and per share data) Three Months Ended June 30, 2022 Mar 31, 2022 June 30, 2021 Revenue 10$ 12$ 27$ Costs of goods sold 8 11 14 Gross margin 2 1 13 Operating costs and expenses: General and administrative 17,521 21,992 7,908 Research and development 71,160 101,460 45,245 Total operating costs and expenses 88,681 123,452 53,153 Loss from operations (88,679) (123,451) (53,140) Other income (expense): Other income (expense) (452) (371) (89) Interest income 1,353 265 105 Interest expense (4,751) (4,383) - Change in fair value of embedded derivative - - 6,814 Foreign currency gain (loss) (3,417) 746 88 Unrealized gain (loss) on equity investment (10,030) 5,120 - Total other income (expense) (17,297) 1,377 6,918 Net loss (105,976)$ (122,074)$ (46,222)$ Basic and Diluted net loss per share (0.36)$ (0.41)$ (0.16)$ Basic and Diluted weighted average common shares outstanding 298,269,801 296,508,619 295,275,773

Fisker Inc. and Subsidiaries Unaudited Condensed Consolidated Balance Sheets (amounts in thousands, except share and per share data) As of: June 30, 2022 December 31, 2021 Current assets: Cash and cash equivalents 851,939$ 1,202,439$ Equity investment 5,090 - Prepaid expenses and other current assets 39,611 30,423 Total current assets 896,640 1,232,862 Non-current assets: Property and equipment, net 177,929 85,643 Intangible assets 244,914 231,525 Right of use asset, net 27,350 18,285 Other non-current assets 42,104 24,637 Total noncurrent assets 492,297 360,090 Total assets 1,388,937$ 1,592,952$ Current liabilities: Accounts payable 22,590$ 28,143$ Accrued expenses 56,827 79,634 Lease liabilities (short term) 5,811 4,552 Total current liabilities 85,228 112,329 Non-current liabilities: Customer deposits 14,450 6,300 Lease liabilities 22,916 14,933 Convertible notes 659,973 659,348 Total non-current liabilities 697,339 680,581 Total liabilities 782,567 792,910 Stockholder's equity (deficit) 606,370 800,042 Total liabilities and equity 1,388,937$ 1,592,952$

Fisker Inc. and Subsidiaries Unaudited Condensed Consolidated Statements of Cash Flows (amounts in thousands, except share and per share data) 2022 2021 Cash flows from Operating Activities Net loss (105,976)$ (46,222)$ Stock-based compensation 1,195 2,218 Depreciation and Amortization 205 140 Accretion of debt issuance costs 421 - Change in fair value of derivatives - (6,814) Unrealized loss on equity investment 10,030 - Change in operating assets and liabilities (61,319) 21,949 Other operating activities 5,964 612 Net cash used in operating activities (149,480) (28,117) Cash flows from Investing Activities Purchase of property and equipment (54,161) (325) Net cash used in investing activities (54,161) (325) Cash flows from Financing Activities Proceeds from exercise of warrants/stock options - 5,386 Proceeds from exercise of stock options 218 - Proceeds from the issurance of ATM equity 14,568 - Payments for ATM issuance costs (353) - Payments to tax authorities for stautory holdings (1,415) - Net cash provided by financing activities 13,018 5,386 Net decrease in cash and cash equivalents (190,623) (23,056) Cash and cash equivalents, beginning of period 1,042,562 985,422 Cash and cash equivalents, end of period 851,939$ 962,366$ Three Months Ended June 30,

GAAP Loss from Operations to Non-GAAP Adjusted Loss from Operations (Unaudited, amounts in thousands, except share and per share data) Source: Fisker Inc. June 30, 2022 Mar 31, 2022 June 30, 2021 GAAP Loss from operations (88,679)$ (123,451)$ (53,140)$ Add: stock-based compensation 1,195 5,065 2,218 Non-GAAP Adjusted loss from operations (87,484)$ (118,386)$ (50,922)$ Three Months Ended